                                     [LETTERHEAD]



April 19, 1996

PRIVATE & CONFIDENTIAL

Board of Directors
Westwood Homestead Savings Bank
3002 Harrison Avenue
Cincinnati, Ohio 45211-5789


Dear Board Members:

You have requested the opinion of KPMG Peat Marwick LLP ("KPMG") as to the State of Ohio income tax consequences to be accorded a transaction whereby Westwood Homestead Savings Bank (the "Bank"), an Ohio chartered mutual savings bank, will convert to an Ohio chartered stock savings bank (the "Stock Bank"), and concurrently be acquired by Westwood Homestead Financial Corporation (the "Holding Company").

SCOPE OF THE OPINION

Our opinion is based upon the Facts and Representations set forth in this letter. If any fact or representation contained herein is not entirely complete or accurate, it is imperative that we be informed immediately in writing because the incompleteness or inaccuracy could cause us to change our opinion. Also, in order to facilitate a full and complete understanding of the Facts and Representations upon which this opinion will be based, a draft of this opinion dated March 22, 1996, was circulated for review and concurrence by all interested parties. We have not reviewed all the legal documents necessary to effectuate the proposed transaction and we assume that all steps will be executed in accordance with applicable federal and state law and that said steps will be consistent with information submitted to us.

The opinion contained herein is rendered only with respect to the holdings set forth herein and KPMG expresses no opinion with respect to any other legal, federal, state, or local tax aspect of these transactions, including but not limited to, the net worth treatment under the Ohio Franchise Tax or other capital stock taxes which might result from the consummation of the transaction. No inference should be drawn regarding any matter not specifically opined on.

This opinion is not binding upon any tax authority or any court and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court. In rendering our opinion, we are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended ("IRC"), the State of Ohio Revised Code ("Ohio R.C."), as well as all regulations promulgated thereunder and judicial and

Board of Directors
Westwood Homestead Savings Bank
April 19, 1996
Page 2




administrative interpretations thereof, all of which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Any such changes could also have an effect on the validity of our opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-1 filed on behalf of the Holding Company with the Securities and Exchange Commission and to the references to our firm under the heading "State of Ohio Income Tax Consequences" in the prospectus and Proxy statement constituting a part of such Registration Statement.


FACTS AND REPRESENTATIONS

You have received an opinion from Housley Kantarian & Bronstein, P.C. dated April 8, 1996, regarding certain federal income tax consequences of the proposed transaction to the Bank, Stock Bank, Holding Company, and the eligible account holders, as well as other preference categories of the Bank and the shareholders of the Holding Company.

The general summary of the relevant facts, proposed transaction, and the representations and declarations of the management of the Bank included in the federal tax opinion are incorporated herein by reference. In addition, no party to the proposed transaction has any net operating loss or credit carryovers.


OPINION

Based on the summary of relevant facts, proposed transaction, and the representations and declarations included in the federal tax opinion, it is our opinion that under the laws and administrative provisions of the State of Ohio, including Sec. 5733.04(G) and Sec. 5733.04(I), Ohio R.C., the State of Ohio will, for net income purposes under the Ohio Franchise Tax, accord the proposed transaction the identical treatment which it receives for federal income tax purposes.

EFFECTIVE DATE OF OPINION

This opinion is effective on April 19, 1996.




KPMG Peat Marwick LLP

/s/ KPMG Peat Marwick LLP